Exhibit 10.16

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of the 5th day of November 2007, by and among John R. Loyack (the “Executive”), and CPG International I Inc. (formerly known as Compression Polymers Holding Corporation), a Delaware corporation (“CPG International I”), and its wholly owned subsidiaries, Scranton Products Inc. (formerly known as Compression Polymers Corp.), a Delaware corporation (“Scranton”), and AZEK Building Products Inc. (formerly known as Vycom Corp.), a Delaware corporation (“AZEK”) (Scranton and AZEK, collectively, the “Employers” and individually an “Employer” and, together with CPG International I, the “Companies”), and, solely with respect to Sections 2, 3(a), 4 and 11, CPG International Holdings LP (formerly known as Compression Polymers Holding I LP), a Delaware limited partnership (“CPG LP”) (each of the Executive, the Companies and CPG LP a “Party” and, collectively, the “Parties”). The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, the Parties have previously entered into an Amended and Restated Employment Agreement, dated as of January 1, 2006 (the “Employment Agreement”);

WHEREAS, the Executive and the Companies are parties to a Noncompetition Agreement dated as of September 6, 2005 (the “Noncompetition Agreement”);

WHEREAS, the Executive separated from employment in all capacities, including directorships, with the Employers on October 3, 2007 (the “Separation Date”);

WHEREAS, on January 30, 2007, the Executive purchased 250 class A units (the “Class A Units”) of CPG LP pursuant to and in accordance with the terms of the Subscription Agreement between CPG LP and the Executive entered into on such date (the “Class A Subscription Agreement”);

WHEREAS, on August 2, 2005, February 9, 2006 and January 1, 2007, the Executive purchased, in the aggregate, 3,000 class B units (the “Class B Units”) of CPG LP pursuant to and in accordance with the terms of the Executive Subscription Agreement and Power of Attorney between CPG LP and the Executive entered into on such dates (the “Class B Subscription Agreements”); and

WHEREAS, as a condition precedent and a material inducement for the Employers to provide to the Executive the Separation Benefits (as defined in Section 1 hereof) and for CPG LP to agree to the provisions of Section 2 hereof, the Executive has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Separation from Employment. The Executive and Companies agree that on the Separation Date, the Executive resigned from any directorship, position or office with or in the Employers or their subsidiaries or affiliates, which resignations have been accepted as of the Separation Date by the Employers or their respective subsidiaries or affiliates. The Executive and Companies understand and agree that from and after the Separation Date the Executive was no longer authorized to incur any expenses, obligations or liabilities on behalf of the Companies or any of their subsidiaries or affiliates. In consideration for acceptance of the terms contained in this Agreement, the Employers shall (a) pay the Executive his Base Compensation (as defined in the Employment Agreement) as in effect immediately preceding the Separation Date for the period commencing on the Separation Date through December 31, 2008 ($100,000 being payable with respect to the remainder of the 2007 calendar year at such times and in such amounts as would have been paid in accordance with the Employers’ normal payroll procedures had the Executive’s employment continued after the Separation Date and $400,000 being payable with respect to the 2008 calendar year in a lump sum on the first regular payroll date scheduled in 2008); (b) pay the Executive an amount equal to $281,000 in respect of the Executive’s eligibility to receive his 2007 Incentive Bonus, payable in a lump sum on the first regular payroll date scheduled in 2008; (c) continue to provide the Executive with the same medical and dental benefits provided immediately prior to the Separation Date until December 31, 2008; (d) upon presentation of an invoice, reimburse the Executive for all legal expenses incurred by the Executive during 2007 regarding the review and negotiation of this Agreement up to a maximum of $10,000; (e) reimburse the Executive for the balance remaining of the $12,000 for 2007, and for 2008, up to $12,000, of expenses he may incur for life, disability, automobile, liability and/or homeowners insurance upon the submission of written receipts as provided in Section3(c) of the Employment Agreement; and (f) continue to provide the Executive with the use of his Company cell phone through December 31, 2008 and reimburse the Executive for the expenses incurred with respect to such use but only up to a maximum of $100 per month (together with clauses (a) through (e), the “Separation Benefits”); provided, however, that the Employers’ obligation to provide the Separation Benefits shall be conditioned upon (x) the Executive’s continued compliance with his obligations under the Noncompetition Agreement, excluding any immaterial violation and any inadvertent violation cured within thirty (30) calendar days of the Executive’s receipt of written notice from the Companies of the alleged violation, and (y) the Executive’s continued compliance with his obligations under this Agreement. With respect to any reimbursements or in-kind benefit to be provided pursuant to clause (e) of this Section 1, the amount of expenses eligible for reimbursement or in-kind benefits during a particular calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits during any other calendar year. Any reimbursements hereunder shall be made as promptly as administratively feasible but in no event later than the last day of the calendar year immediately following the calendar year in which the Executive incurs such expenses. The Executive’s right to reimbursements or in-kind benefits hereunder shall not be subject to liquidation or exchange for another benefit.

2.	Redemption of Units.

(a)       Class A Units. CPG LP and the Executive agree that CPG LP is hereby purchasing for cash the 250 Class A Units held by the Executive for an aggregate purchase price of $458,166.68. Funds for the purchase of the 250 Class A Units totaling $458,166.68 will be paid to the Executive the next business day following the expiration of the revocation period set forth in Section 3(e). In the event of any conflict between or among the provisions of this Agreement and the Agreement of Limited Partnership of CPG LP, dated as of May 10, 2005, as amended (the “CPG Partnership Agreement”), and/or the Class A Subscription Agreement, such conflict shall be resolved in each and every instance in favor of the provisions of this Agreement.

(b)	Class B Units.

(i)        Pursuant to Article 8 of the CPG Partnership Agreement, as modified by the Class B Subscription Agreements, CPG LP is exercising its right to redeem and is hereby purchasing for cash (a) 1,500 Class B Units held by the Executive for an aggregate purchase price of $15,000 and (b) 1,000 Class B Units held by the Executive for an aggregate purchase price of $179,465. Funds for the purchase of the 2,500 Class B Units totaling $194,465 will be paid to the Executive the next business day following the expiration of the revocation period set forth in Section 3(e).

(ii)       CPG LP and the Executive acknowledge and agree that the remaining 500 Class B Units held by the Executive (the “Outstanding Class B Units”) shall continue to remain subject to the terms and conditions of the CPG Partnership Agreement, as modified by the Class B Subscription Agreements; provided, however, that in the event the Executive materially breaches any of his obligations under Sections 3, 4, 5 or 6 of this Agreement or the Noncompetition Agreement, excluding any immaterial violation and any inadvertent violation cured within thirty (30) calendar days of the Executive’s receipt of written notice from the Companies of the alleged violation, CPG LP may, at its option, redeem the Outstanding Class B Units in accordance with the procedures set forth in Section 8.2 of the Partnership Agreement for a redemption price equal to the lesser of (x) the Fair Market Value (as defined in the CPG Partnership Agreement) of the Outstanding Class B Units at the time of redemption or (y) $179.465 per Outstanding Class B Unit.

(iii)      In the event of any conflict between or among the provisions of this Agreement and the CPG Partnership Agreement and/or the Class B Subscription Agreements, such conflict shall be resolved in each and every instance in favor of the provisions of this Agreement.

3.	Release of Claims by the Executive.

(a)       In consideration of the Companies entering into this Agreement, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Companies, CPG LP and each of its or their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”) of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) in respect of the Class A Units and Class B Units repurchased by CPG LP pursuant to Section 2 hereof, (ii) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (iii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iv) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (v) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (vi) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (the “ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (the “ADEA”) and any similar or analogous state statute, excepting only:

(i)	rights of the Executive under this Agreement;

(ii)       the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(iii)      claims for accrued and unpaid benefits under any health, disability, retirement or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(iv)      rights to indemnification the Executive has under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or otherwise through or from the Companies, including under any policy of insurance providing indemnification or coverage.

(b)       The Executive acknowledges and agrees that the release of claims set forth in this Section 3 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(c)       The release of claims set forth in this Section 3 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorneys’ fees and expenses, except as provided in Section 3(a)(i)-(iv) herein.

(d)       The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 3 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

(e)       As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Agreement. If the Executive accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, this Agreement shall be of no force or effect.

(f)        The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(g)       The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Section 3 and has been given a sufficient period within which to consider the release of claims set forth in this Section 3.

(h)       The Executive acknowledges that the release of claims set forth in this Section 3 relates only to claims which exist as of the date of this Agreement.

(i)        The Executive acknowledges that the Separation Benefits he is receiving in connection with the release of claims set forth in this Section 3 are in addition to anything of value to which the Executive is entitled from the Companies and their affiliates.

4.         Non-disparagement. From and after the Separation Date, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding any member of the Company Affiliated Group or the affiliates, directors, officers or executives of any of them. From and after the Separation Date, the directors, officers and executives of the Companies and CPG LP shall not make or publish any disparaging statements (whether written or oral) regarding the Executive.

5.         Return of Company Property. The Executive shall return to the Employers any automobile and all documents, files, credit cards and other property of any kind belonging to the Employers not later than the date hereof, except as agreed with respect to the Executive’s continued use of the Company cell phone through and including December 31, 2008.

6.         Notices. Any notice required or desired to be delivered hereunder shall be in writing and shall be delivered personally, by courier service, or by certified mail, return receipt requested, and shall be effective when actually delivered to the Party to whom such notice shall be directed and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Companies:	With a copy to:

c/o AEA Investors LLC	Fried, Frank, Harris, Shriver & Jacobson LLP
Park Avenue Tower	One New York Plaza
65 East 55th Street	New York, NY 10004
New York, NY 10022	Attn: Howard Adler, Esq.
Attn: Sanford Krieger
With a copy to:
If to the Executive:	Bracewell & Giuliani LLP
John R. Loyack	2000 K Street, N.W., Suite 500
90 Ice Lake Drive	Washington, D.C. 20006-1872
Mountaintop, PA 18707	Attn: Nancy Morrison O’Connor, Esq.

7.         Withholding. Notwithstanding anything in this agreement to the contrary, the Employers shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

8.         Complete Agreement. This Agreement and the Noncompetition Agreement constitute the complete agreement of the Parties with respect to the subject matter hereof and shall supersede all agreements between the Parties to the extent they relate in any way to the employment, termination of employment, compensation and executive benefits of the Executive.

9.         Severability. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

10.       No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

11.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Parties represent that each signatory to this Agreement on his, its or their behalf is authorized to make the promises and commitments herein.

12.       Successors. This Agreement shall be binding upon any and all successors and assigns of the Executive and the Companies.

13.       Third-Party Beneficiary. Each of the Company Released Parties shall be a third-party beneficiary with respect to Section 3 and shall be entitled to enforce the provisions thereof.

14.       Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

15.       Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CPG INTERNATIONAL I INC.
/s/ AMY C BEVACQUA
By:	Amy C. Bevacqua
Title:	Vice President

EMPLOYERS:

SCRANTON PRODUCTS INC.
/s/ AMY C. BEVACQUA
By:	Amy C. Bevacqua
Title:	Vice President

AZEK BUILDING PRODUCTS INC.
/s/ AMY C. BEVACQUA
By:	Amy C. Bevacqua
Title:	Vice President

EXECUTIVE:

By:	/s/ JOHN R. LOYACK
John R. Loyack

Solely with respect to Sections 2, 3(a), 4 and 11:
CPG INTERNATIONAL HOLDINGS LP
By:	CPG Holding I LLC, its General Partner
/s/ AMY C. BEVACQUA
By:	Amy C. Bevacqua
Title:	Vice President